Exhibit 99.2

Fourth Quarter and Full Year 2005 Results Conference Call
James E. Perry, Treasurer
March 2, 2006
Final

Thank you, Tosha.

Good morning from Dallas, Texas and welcome to the Trinity Industries’ Fourth Quarter and Full Year 2005 Results Conference Call. I’m James Perry, Treasurer for Trinity. Thank you for being with us today.

In addition to me, you will hear today from :

•	Tim Wallace, Chairman, President and Chief Executive Officer

•	Steve Menzies, Group President, Tank Car, Leasing and Services; and

•	Bill McWhirter, Vice President and Chief Financial Officer

Following that, we’ll move to the Q&A session.

A replay of this conference call will be available starting one hour after the conference call ends today through midnight on Thursday, March 9th. The replay number is (402) 220-0116.

I would also like to welcome our audio web cast listeners today. Replay of this broadcast will also be available on our website located at www.t-r-i-n.net.

Before we get started, let me remind you that:

“Today’s conference call contains forward looking statements as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to estimates, expectations, intentions and predictions of future financial performance. Statements that are not historical facts are forward looking. Participants are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.”

The Company has received a request from various entities affiliated with its Director, Craig Duchossois, to register 3.15 million shares of common stock. This is pursuant to the exercise of a demand registration right entered into at the time of the acquisition of Thrall Car Manufacturing Company. Trinity is in the process of complying with its obligations pursuant to this demand. This will fulfill the Company’s obligation to register common stock under this agreement. The Company has also agreed to register an additional 500 thousand shares for sale that were acquired in the open market by Duchossois-related entities. In December of 2004, an affiliate of Mr. Duchossois sold 4 million shares that were acquired in the Thrall acquisition.

I will now address our balance sheet:

At December 31st, our borrowings at the corporate level were the 300 million dollars of senior notes and 2.6 million dollars of other indebtedness. The Leasing Company’s debt included the 130.1 million dollars of Equipment Trust Certificates and 256.3 million dollars outstanding under our railcar leasing warehouse facility.

At December 31st, our debt to total capital ratio was 37 percent, up from the comparable amount of 32.6% at December 31, 2004, principally due to lease fleet expansion.

At December 31st, our cash position was 150.9 million dollars.

In February 2006, Trinity converted the outstanding preferred shares into just over 2.67 million shares of common stock. These shares were already included in previously reported fully diluted share counts. The impact of this transaction is the termination of the preferred stock dividend.

Now, here’s Tim Wallace.

Tim

Steve

Bill

Thanks, Bill. Now our operator will prepare us for the Q & A session.

Q & A Session

Thank you, Tosha. This concludes today’s conference call.

Remember, a replay of this call will be available starting one hour after this call ends today through midnight, Thursday, March 9th. The access number is (402) 220-0116. Also, this replay will be available on our website located at www.t-r-i-n.net.

We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.